EXHIBIT 10.1
                            BAY NATIONAL CORPORATION
                                BAY NATIONAL BANK
                          Director Compensation Policy

         This Director Compensation Policy (the "Director Compensation Policy") sets forth the policies of Bay National Corporation (the "Company") and Bay National Bank (the "Bank"), pertaining to the remuneration which the Company and the Bank shall pay to members ("Directors") of their respective Boards of Directors.

1. No Remuneration for Officers and Employees. Only Directors who are not officers or employees of the Company or the Bank ("Qualified Directors") shall be entitled to any remuneration for serving as a Director.

2. Cash Compensation for Meetings. Each Qualified Director shall receive $300 for each attended regularly scheduled meeting and each special meeting of the Board of Directors of Bay National Bank, and $150 for each attended regularly scheduled meeting and each special meeting of a committee of the Board of Directors of Bay National Bank. In addition, the chair of the Executive Committee and the chair of the Audit Committee of the Board of Directors of Bay National Bank shall receive an additional $100 for each attended regularly scheduled meeting and each special meeting.

3. Special Cash Compensation. The Board of Directors or the compensation committee of the Board of Directors of Bay National Bank may authorize discretionary payments to Qualified Directors as a result of outstanding service by the Qualified Director.

4. Expense Reimbursements. All Qualified Directors of Bay National Bank shall be entitled to reimbursement for their reasonable travel costs related to their attendance at board and committee meetings. All Directors of the Company and Bay National Bank are entitled to reimbursement for reasonable expenses incurred on behalf of the Company and Bay National Bank.

5. Compensation to Directors of Bay National Corporation. Unless and until the Company becomes actively involved in additional businesses other than owning all the capital stock of Bay National Bank, no separate cash compensation will be paid to the directors of the Company in addition to that paid to them by Bay National Bank in their capacities as directors of Bay National Bank. The Company may determine in the future that such separate cash compensation is appropriate.

6. Amendment or Termination. This Director Compensation Policy may be amended, altered or terminated at the election of the Board of Directors of the Company in its absolute discretion.

7. Effective Date. This Director Compensation Policy was adopted by the Board of Directors of the Company and the Bank on January 25, 2005.


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